CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$1,250,000	$145.13

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated January 31, 2011 (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated August 31, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$1,250,000 Quarterly AutoCallable Notes due February 6, 2012 Linked to the Common Stock of Ford Motor Company Global Medium-Term Notes, Series A, No. E-6349

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	January 31, 2011

Issue Date:	February 3, 2011

Final Valuation Date:	February 1, 2012*

Maturity Date:	February 6, 2012** (resulting in a term to maturity of approximately 12 months)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	Common stock of Ford Motor Company (the “linked share”) (Bloomberg ticker symbol “F <Equity>”)

Automatic Call:	On any call valuation date, if the closing price of the linked share is greater than or equal to the initial price, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable call price payable on the applicable early redemption date.

Call Valuation Dates*:	May 2, 2011 (the first call valuation date), August 1, 2011 (the second call valuation date), October 31, 2011 (the third call valuation date) and February 1, 2012 (the final call valuation date)

Early Redemption Date*:	The third Business Day after the applicable call valuation date

Call Price:

For every $1,000 principal amount Note, you will receive one payment of $1,000 plus a call premium calculated as follows:

•       4.325% × $1,000 if the Notes are automatically called in respect of the first call valuation date

•       8.650% × $1,000 if the Notes are automatically called in respect of the second call valuation date

•       12.975% × $1,000 if the Notes are automatically called in respect of the third call valuation date

•       17.300% × $1,000 if the Notes are automatically called in respect of the final call valuation date

Protection Level:	$11.17, 70% of the initial price, rounded to the nearest cent as appropriate

Knock-In Event:	A knock-in event occurs if the closing price of the linked share on any day during the observation period is below the protection level.

Payment at Maturity:

If the Notes are not automatically called and no knock-in event occurs, you will receive at maturity a cash payment equal to the principal amount of the Notes.

If the Notes are not automatically called and a knock-in event occurs, you will receive at maturity a cash payment equal to (a) the principal amount of your notes plus (b) the principal amount multiplied by the Reference Asset Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × (Reference Asset Return)]

You may lose some or all of your investment at maturity. Any payment due on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Observation Period:	The period from but excluding the initial valuation date to and including the final valuation date

Reference Asset Return:	The performance of the Reference Asset from the initial price to the final price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	$15.95, the closing price of the linked share on the initial valuation date.

Final Price:	The closing price of the linked share on the final valuation date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KAQ4 and US06738KAQ40

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as the Reference Asset” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	1.50%	98.50%
Total	$1,250,000	$18,750	$1,231,250

‡‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 1.50% of the principal amount of the notes, or $15.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Examples of Amounts Payable Upon Automatic Call or at Maturity

Each Table of Hypothetical Values based on the assumptions outlined below, demonstrates the hypothetical return that you would have earned from (i) an investment in the Notes compared to (ii) a direct investment in the linked share, based on certain percentage changes between the initial price and the final price of the linked share and depending on whether the Notes are automatically called (prior to the deduction of any applicable brokerage fees or charges).

The examples below do not take into account any tax consequences from investing in the Notes. Some amounts in the Tables of Hypothetical Values are rounded for ease of analysis. Actual returns may be different from the hypothetical returns. The following is a general description of how the hypothetical values in the table were determined.

If the closing price of the linked share is at or above the initial price on any call valuation date, the Notes will be automatically called for redemption at a cash payment per $1,000 principal amount Note equal to the applicable call price on the applicable early redemption date. The applicable call price is determined as follows:

For every $1,000 principal amount Note, you will receive one payment of $1,000 plus a call premium calculated as follows:

•	4.325% × $1,000 if the Notes are automatically called in respect of the first call valuation date

•	8.650% × $1,000 if the Notes are automatically called in respect of the second call valuation date

•	12.975% × $1,000 if the Notes are automatically called in respect of the third call valuation date

•	17.300% × $1,000 if the Notes are automatically called in respect of the final call valuation date

If the Notes are not automatically called, the final price is determined on the final valuation date and you will receive a payment at maturity calculated as follows:

•	If the Notes are not automatically called and no knock-in event occurs, you will receive at maturity a cash payment equal to the principal amount of the Notes.

•

If the Notes are not automatically called and a knock-in event occurs, you will receive at maturity a cash payment equal to (a) the principal amount of your notes plus (b) the principal amount multiplied by the Reference Asset Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × (Reference Asset Return)]

PS–3

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity if the Notes are not automatically called.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Reference Asset: Common Stock of Ford Motor Company

Initial price: $15.95

Protection Level: $11.17, 70% of the initial price, rounded to the nearest cent as appropriate

Call Valuation Dates: May 2, 2011 (the first call valuation date), August 1, 2011 (the second call valuation date), October 31, 2011 (the third call valuation date) and February 1, 2012 (the final call valuation date)

Maturity Date: February 6, 2012

The call premium percentage for the first call valuation date: 4.325%

The call premium percentage for the second call valuation date: 8.650%

The call premium percentage for the third call valuation date: 12.975%

The call premium percentage for the final call valuation date: 17.300%

Table of Hypothetical Values

If Notes are Called in Respect of the First Call

Valuation Date

Reference Asset Return	Investment in the Notes	Direct Investment in the Reference Asset
+ 100%	$1,043.25	$2,000
+ 90%	$1,043.25	$1,900
+ 80%	$1,043.25	$1,800
+ 70%	$1,043.25	$1,700
+ 60%	$1,043.25	$1,600
+ 50%	$1,043.25	$1,500
+ 40%	$1,043.25	$1,400
+ 30%	$1,043.25	$1,300
+ 20%	$1,043.25	$1,200
+ 10%	$1,043.25	$1,100
+ 5%	$1,043.25	$1,050

0%	$1,043.25	$1,000

Since the closing price of the linked share on the first call valuation date is equal to or greater than the initial price, the Notes are automatically called and you will receive on the first early redemption date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $43.25, regardless of the performance of the linked share on the final valuation date. Your return on the Notes in this scenario would be 4.325% (assuming the reinvestment rate for the call price received is 0.00%).

Table of Hypothetical Values

If Notes are Called in Respect of the Second Call

Valuation Date

Reference Asset Return	Investment in the Notes	Direct Investment in the Reference Asset
+ 100%	$1,086.50	$2,000
+ 90%	$1,086.50	$1,900
+ 80%	$1,086.50	$1,800
+ 70%	$1,086.50	$1,700
+ 60%	$1,086.50	$1,600
+ 50%	$1,086.50	$1,500
+ 40%	$1,086.50	$1,400
+ 30%	$1,086.50	$1,300
+ 20%	$1,086.50	$1,200
+ 10%	$1,086.50	$1,100
+ 5%	$1,086.50	$1,050

0%	$1,086.50	$1,000

PS–4

Since the closing price of the linked share on the second call valuation date is equal to or greater than the initial price, the Notes are automatically called and you will receive on the second early redemption date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $86.50, regardless of the performance of the linked share on the final valuation date. Your total return on the Notes in this scenario would be 8.65% (assuming the reinvestment rate for the call price received is 0.00%).

Table of Hypothetical Values

If Notes are Called in Respect of the Third Call

Valuation Date

Reference Asset Return	Investment in the Notes	Direct Investment in the Reference Asset
+ 100%	$1,129.75	$2,000
+ 90%	$1,129.75	$1,900
+ 80%	$1,129.75	$1,800
+ 70%	$1,129.75	$1,700
+ 60%	$1,129.75	$1,600
+ 50%	$1,129.75	$1,500
+ 40%	$1,129.75	$1,400
+ 30%	$1,129.75	$1,300
+ 20%	$1,129.75	$1,200
+ 10%	$1,129.75	$1,100
+ 5%	$1,129.75	$1,050

0%	$1,129.75	$1,000

Since the closing price of the linked share on the third call valuation date is equal to or greater than the initial price, the Notes are automatically called and you will receive on the third early redemption date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $129.75, regardless of the performance of the linked share on the final valuation date. Your total return on the Notes in this scenario would be 12.975% (assuming the reinvestment rate for the call price received is 0.00%).

Table of Hypothetical Values

If Notes are NOT Called in Respect of the First Call

Valuation Date, the Second Call Valuation Date and the

Third Call Valuation Date

Reference Asset Return	Investment in the Notes		Direct Investment in the Reference Asset
+ 100%	$1,173.00		$2,000
+ 90%	$1,173.00		$1,900
+ 80%	$1,173.00		$1,800
+ 70%	$1,173.00		$1,700
+ 60%	$1,173.00		$1,600
+ 50%	$1,173.00		$1,500
+ 40%	$1,173.00		$1,400
+ 30%	$1,173.00		$1,300
+ 20%	$1,173.00		$1,200
+ 10%	$1,173.00		$1,100
+ 5%	$1,173.00		$1,050

0%	$1,173.00		$1,000

	A knock-in event occurs?
	No	Yes
- 5%	$1,000	$950	$950
- 10%	$1,000	$900	$900
- 20%	$1,000	$800	$800
- 30%	$1,000	$700	$700
- 31%	N/A	$690	$690
- 40%	N/A	$600	$600
- 50%	N/A	$500	$500
- 60%	N/A	$400	$400
- 70%	N/A	$300	$300
- 80%	N/A	$200	$200
- 90%	N/A	$100	$100
-100%	N/A	$0	$0

PS–5

If Notes are not called in respect of the first call valuation date, the second call valuation date and the third call valuation date and the final price is at or above the initial price on the final call valuation date, the Notes are automatically called and you will receive on the applicable early redemption date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $173.00. Your total return on the Notes in this scenario would be 17.30%.

If Notes are not automatically called and no knock-in event occurs, you will receive on the maturity date a cash payment per $1,000 principal amount Note equal to $1,000. Your return on the Notes would be equal to 0%.

If Notes are not automatically called and a knock-in event occurs, you will receive on the maturity date a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the Reference Asset Return. Your return on the Notes would be equal to the Reference Asset Return.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The call valuation dates, early redemption dates, final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as the Reference Asset” with respect to the reference asset; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with the Reference Asset Comprised of an Equity Security as the Reference Asset”.

•

Appreciation Potential—If the closing price of the linked share is greater than or equal to the initial price on a call valuation date, your investment will yield, per $1,000 principal amount Note, a payment of $1,000 plus a call premium equal to: (i) 4.325% multiplied by $1,000 if your Notes are automatically called in respect of the first call valuation date, (ii) 8.650% multiplied by $1,000 if your Notes are automatically called in respect of the second call valuation date (iii) 12.975% multiplied by $1,000 if your Notes are automatically called in respect of the third call valuation date and (iii) 17.300% multiplied by $1,000 if your Notes are automatically called in respect of the final call valuation date. Because the Notes are our senior unsecured obligations, payment of any amount if called or at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Limited Protection Against Loss—If the Notes are called or no knock-in event occurs, you will be entitled to receive at least the principal amount of your Notes at maturity or on the early redemption date as applicable. But if the Notes are not called and a knock-in event occurs, for every 1% that the linked share has declined from the initial price you will lose an amount equal to 1% of the principal amount of your Notes. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. Holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

PS–6

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the linked share. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be short-term capital gain or loss if you have a holding period in respect of your Notes of no more than one year, and otherwise should generally be long-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss. Additionally, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Notes should end on the date on which the amount you are entitled to receive upon redemption or maturity of your Notes is determined, even though you will not receive any amounts in respect of your Notes prior to the redemption or maturity of the Notes. In such case, if your Notes are called on the final call valuation date (which will be within one year after the issuance of the Notes), you may be treated as having a holding period in respect of you Notes that is less than one year even thought the Early Redemption Date upon which you will receive the redemption proceeds in respect of your Notes will occur more than one year after the issuance of the Notes.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the linked share. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds;

•	“Risk Factors—Additional Risks Relating to Notes Which are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

PS–7

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—If the Notes are not called and a knock-in event occurs, you will lose 1% of your principal amount for every 1% decline in the final price compared to the initial price. If the Notes are not called and a knock-in event occurs, you may lose some or all of your investment at maturity.

•

Potential Early Exit—While the original term of the Notes is two years, the Notes will be automatically called if the closing price of the linked share is at or above the initial price in respect of any call valuation date. If the Notes are automatically called, you will be entitled only to the principal amount of your Notes plus the applicable call premium set forth on the cover of this pricing supplement. You will not be entitled to any appreciation in the linked share on the final valuation date, which may be significant.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the linked share would have.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

The Payment on an Early Redemption Date or at Maturity of Your Notes is Not Based on the Price of the Linked Share at Any Time Other than the Closing Price of the Linked Share on the applicable Call Valuation Date or the Final Price on the Final Valuation Date, Respectively—The payment due upon early redemption or maturity, as applicable, of the Notes will be based solely on the closing price of the linked share on the applicable call valuation date or the final price of the linked share on the final valuation date, as the case may be (in each case subject to adjustments as described in the prospectus supplement). Therefore, if the closing price of the linked share on any call valuation date is less than the initial price on the initial valuation date, the Notes will not be automatically called. Similarly, if the closing price of the linked share on the final valuation date is less than the protection level, the payment upon maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the price of the linked share at a time when the price of the linked share was at or above the protection level.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the linked share on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the linked share;

•	the time to maturity of the Notes;

•	the dividend rate on the linked share;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PS–8

Description of the Reference Asset

Ford Motor Company

According to publicly available information, Ford Motor Company (the “Company”) is producer of cars and trucks. The Company and its subsidiaries also engage in other businesses, including financing vehicles. As of December 31, 2009, the Company’s vehicle brands included Ford, Mercury, Lincoln and Volvo.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03950, or its CIK Code: 0000037996. Shares of the Company’s common stock are listed on the New York Stock Exchange under the ticker symbol “F”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following graph sets forth the historical performance of the linked share based on the daily closing prices from April 14, 2003 through January 31, 2011. The linked share’s closing price on January 31, 2011 was $15.95.

We obtained the historical trading price information below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical prices of the linked share should not be taken as an indication of future performance, and no assurance can be given as to the linked share closing price on the final valuation date. We cannot give you assurance that the performance of the linked share will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

PS–9